Exhibit 99.(7)(a)

STRATEGIC PARTNERS MUTUAL FUNDS, INC.

Amended and Restated Underwriting and Distribution Agreement

This Agreement is made as of              , 2005 between Strategic Partners Mutual  Funds, Inc. (the “Company”), a Maryland corporation, and American Skandia Marketing, Incorporated (“ASM” or the “Distributor”), a Delaware corporation.

W I T N E S S E T H

WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as an open-end management investment company; and

WHEREAS, shares of the Company may be divided into one or more series (each a “Fund,” and together, the “Funds”) and the shares of each Fund may be divided into one or more classes; and

WHEREAS, each Fund currently is authorized to offer Class A, Class B, Class C, Class X and New Class X shares (respectively, the “Class A Shares,” the “Class B Shares,” the “Class C Shares,” the “Class X Shares,” and the “New Class X Shares”) and only Strategic Partners Mid-Cap Value Fund (formerly, Strategic Partners Relative Value Fund) is authorized to additionally offer Class Z shares (the “Class Z Shares”) and may offer shares of one or more additional classes of shares in the future; and

WHEREAS, the term “Shares” where used in this Agreement pertains collectively to Class A, Class B, Class C, Class X, New Class X and Class Z shares of a Fund, as applicable; and

WHEREAS, from time to time, ASM may enter into sales agreements with brokers-dealers, banks or other financial intermediaries providing for the sale of Shares to eligible investors and may engage in certain other promotional and sales efforts on behalf of the Company; and

WHEREAS, ASM is a broker-dealer registered under the Securities Exchange Act of 1934, as amended, and is engaged in the business of selling shares of registered investment companies either directly or through other broker-dealers; and

WHEREAS, the Company and ASM wish to enter into an agreement with each other, with respect to the continuous offering of Shares from and after the date hereof in order to promote the growth of the Company and facilitate the distribution of Shares;

WHEREAS, each Fund has adopted a plan (or plans) of distribution pursuant to Rule 12b-1 under the Investment Company Act with respect to the Class A, Class B, Class C, Class X, New Class X and Class Z shares (the “Class Plans”), as well as a Supplemental Distribution Plan pursuant to Rule 12b-1 (the “Supplemental Plan”), as applicable, authorizing payments to the Distributor with respect to the distribution of such classes and the maintenance of related shareholder accounts (collectively, the “Plans”); and

WHEREAS, the parties agree that, as amended hereby, this Agreement shall apply to all Shares issued and outstanding from time to time, whether or not issued prior to this amendment.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1.                                          Appointment of the Principal Underwriter

The Company proposes to issue and sell Shares as permitted by applicable law.  The Company hereby appoints ASM as the principal underwriter and general distributor of the Shares to sell Shares on behalf of the Company, and ASM hereby accepts such appointment and agrees to act hereunder.  In the event that the Company from time to time designates one or more Funds in addition to the current Funds or one or more classes of Shares in addition to the Class A, Class B, Class C, Class X, New Class X Shares and Class Z Shares, the Company and the Distributor may enter into a written supplement to this Agreement, and the additional Funds or classes of Shares thereafter shall be subject to this Agreement.  The Company hereby agrees during the term of this Agreement to sell each class of Shares through ASM on the terms and conditions set forth below and as otherwise specified by the Board of Directors of the Company (the “Board of Directors”).

Section 2.                                          Exclusive Nature of Duties

2.1                                 The exclusive rights granted to ASM to sell Shares shall not apply to Shares issued in connection with the merger or consolidation of any other investment company or personal holding company with the Company or the acquisition by purchase or otherwise of all (or substantially all) the assets or the outstanding shares of any such company by the Company.

2.2                                 Such exclusive rights shall not apply to Shares issued pursuant to any reinvestment of dividends or capital gains distributions or through the exercise of any conversion feature or exchange privilege.

2.3                                 Such exclusive rights shall not apply to Shares issued pursuant to any reinstatement privilege afforded redeeming shareholders.

2.4                                 Such exclusive rights shall not apply to purchases made through the Company’s transfer and dividend disbursing agent in the manner set forth in the currently effective Prospectus of the Company.  The term “Prospectus” shall mean each Prospectus and Statement of Additional Information included as part of the Company’s Registration Statement, as such Prospectus and Statement of Additional Information may be amended or supplemented from time to time; and the term “Registration Statement” shall mean the Registration Statement filed by the Company with the Securities and Exchange Commission (the “Commission”) and effective under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act, as such Registration Statement is amended from time to time.

Section 3.                                          Purchase of Shares from the Company

3.1                                 ASM shall have the right to buy from the Company on behalf of investors the Shares needed, but not more than the Shares needed (except for clerical errors in transmission) to fill unconditional orders for Shares placed with ASM by investors or registered and qualified securities dealers, banks and other qualifying financial institutions (“Dealers”).

3.2                                 Shares shall be sold by ASM on behalf of the Company and delivered by ASM or Dealers, as described in Section 6.4 hereof, to investors at the applicable offering price set forth in the Prospectus.

3.3                                 The Company shall have the right to suspend the sale of any or all classes and/or series of Shares at times when redemption is suspended pursuant to the conditions in Section 4.3 hereof or at such other times as may be determined by the Board of Directors.

3.4                                 The Company, or any agent of the Company designated in writing by the Company, shall be promptly advised of all purchase orders for Shares received by ASM.  Any order may be rejected by the Company; provided, however, that the Company will not arbitrarily or without reasonable cause refuse to accept or confirm orders for the purchase of Shares.

3.5                                 The Company (or its agent) will confirm orders upon their receipt, will make appropriate book entries and upon receipt by the Company (or its agent) of payment therefor, will deliver deposit receipts for such Shares pursuant to the instructions of ASM.  Payment shall be made to the Company in New York Clearing House funds or Federal funds or such other method as may be agreed upon in writing by ASM and the Company.  ASM agrees to cause such payment and such instructions to be delivered promptly to the Company (or its agent).

Section 4.                                          Repurchase or Redemption of Shares by the Company

4.1                                 Any of the outstanding Shares may be tendered for redemption at any time, and the Company agrees to repurchase or redeem the Shares so tendered in accordance with its

Articles of Incorporation and By-Laws, as amended from time to time, and in accordance with the applicable provisions of the Prospectus.  The price to be paid to redeem or repurchase Shares shall be equal to the net asset value determined as set forth in the Prospectus.  All payments by the Company hereunder shall be made in the manner set forth in Section 4.2 below.

4.2                                 The Company shall pay the total amount of the redemption price as defined in the above paragraph pursuant to the instructions of ASM on or before the seventh day subsequent to its having received the notice of redemption in proper form.  The proceeds of any redemption of Shares shall be paid by the Company as follows: (i) in the case of Shares subject to a contingent deferred sales charge, any applicable contingent deferred sales charge shall be paid to ASM and the balance shall be paid to or for the account of the redeeming shareholder, in each case in accordance with the applicable provisions of the Prospectus; and (ii) in the case of all other Shares, proceeds shall be paid to or for the account of the redeeming shareholder, in each case in accordance with applicable provisions of the Prospectus.

4.3                                 Redemption of any Shares or payment may be suspended at times when the New York Stock Exchange is closed for other than customary weekends and holidays, when trading on said Exchange is restricted, when an emergency exists as a result of which disposal by the Company of securities owned by it is not reasonably practicable or it is not reasonably practicable for the Company fairly to determine the value of its net assets, or during any other period when the Commission, by order, so permits.

Section 5.                                          Duties of the Company

5.1                                 Subject to the possible suspension of the sale of Shares as provided herein, the Company agrees to sell its Shares so long as it has Shares available.

5.2                                 The Company shall furnish ASM copies of all information, financial statements and other papers which ASM may reasonable request for use in connection with the distribution of Shares, and this shall include one certified copy, upon request by ASM, of all financial statements prepared for the Company by independent public accountants.  The Company shall make available to ASM such number of copies of its Prospectus and annual and interim reports as ASM shall reasonable request.

5.3                                 The Company shall take, from time to time, but subject to the necessary approval of the Board of Directors and the shareholders of the Company, all necessary action to fix the number of authorized Shares and such steps as may be necessary to register the same under the Securities Act, to the end that there will be available for sale such number of Shares as ASM reasonably may expect to sell.  The Company agrees to file from time to time such amendments, reports and other documents as may be necessary in order that there will be no untrue statement of a material fact in the Registration Statement, or necessary in order that there will be no omission to state a material fact in the Registration Statement which omission would make the statements therein misleading.

5.4                                 The Company shall use its best efforts to qualify and maintain the qualification of any appropriate number of Shares for sale under the securities laws of such states as ASM and the Company may approve; provided that the Company shall not be required to amend its Articles of Incorporation or By-Laws to comply with the laws of any state, to maintain an office in any state, to change the terms of the offering of Shares in any state from the terms set forth in its Registration Statement, to qualify as a foreign corporation in any state or to consent to service of process in any state other than with respect to claims arising out of the offering of Shares.  Any such qualification may be withheld, terminated or withdrawn by the Company at any time in its discretion.  As provided in Section 9 hereof, the expense of qualification and maintenance of qualification shall be borne by the Company.  ASM shall furnish such information and other material relating to its affairs and activities as may be required by the Company in connection with such qualifications.

Section 6.                                          Duties of ASM

6.1                                 ASM shall devote reasonable time and effort to effect sales of Shares to investors, but shall not be obligated to sell any specific number of Shares of any class or in the aggregate.  Sales of Shares shall be on the terms described in the then current Prospectus.  ASM may enter into like arrangements with other investment companies.  ASM may compensate the Dealers as set forth in the Prospectus.

6.2                                 In selling each class of Shares, ASM shall use its best efforts in all respects duly to conform with the requirements of all federal and state laws relating to the sale of such securities.  Neither ASM nor any Dealer nor any other person is authorized by the Company to give any information or to make any representations, other than those contained in the Registration Statement or Prospectus and any sales literature approved by appropriate officers of the Company.

6.3                                 ASM shall adopt and follow procedures for the confirmation of sales to investors and Dealers, the collection of amounts payable by investors and Dealers on such sales and the cancellation of unsettled transactions, as may be necessary to comply with the requirements of the NASD, Inc. (the “NASD”).

6.4                                 ASM shall have the right to enter into agreements with Dealers of its choice for the sale of Shares (“Dealer Agreements”), provided that the Company shall approve the forms of such agreements.  Within the United States, ASM shall offer and sell Shares only to such Dealers as are members in good standing of the NASD or are not eligible to become members of the NASD.  Shares sold to Dealers shall be for resale by such dealers only at the offering price determined as set forth in the Prospectus.

Section 7.                                          Payments to ASM

7.1                                 ASM shall receive any front-end sales charge which is imposed upon such sales of Shares and may retain any portion of such sales charge not reallocated to Dealers as set forth in the Prospectus, subject to the limitations of Rule 2830(d) of the NASD Conduct Rules.  Payment of these amounts to ASM is not contingent upon the adoption or continuation of any applicable Plans.

7.2                                 ASM shall receive and may retain any contingent deferred sales charge which is imposed on such sales as set forth in the Prospectus, subject to the limitations of Article III, Section 26 of the NASD Rules of Fair Practice.  Payment of these amounts to ASM is not contingent upon the adoption or continuation of any applicable Plans.

Section 8.                                          Payment to ASM under the Plans

8.1                                 The Company shall pay to ASM as compensation for services under any Class Plan and this Agreement distribution and service fees with respect to the Shares as described in such Plan and this Agreement.  To the extent that distribution fees are payable to ASM under any Class Plan in respect of Shares already sold by ASM, such fees shall not be paid to any person other than ASM or its designee so long as such Plan is in effect.  The Company shall pay to ASM as compensation under the Supplemental Plan and this Agreement only from brokerage commissions paid by the Funds in connection with their portfolio transactions that are made available to ASM as described in such Plan.

8.2                                 So long as a Plan or any amendment thereto is in effect, ASM shall inform the Board of Directors of the commissions and account servicing fees with respect to Shares to be paid by ASM to account executives of ASM and to Dealers which have Dealer Agreements with ASM.  In addition, so long as a Plan or any amendment thereto is in effect, at the request of the Board of Directors or any agent or representative of the Company, ASM shall provide such additional information as may reasonably be requested concerning the activities of ASM hereunder and the costs incurred in performing such activities with respect to the relevant class of Shares and/or Fund.

8.3                                 In connection with Class B Shares and New Class X Shares, the Company shall pay ASM its Allocable Portion of the distribution and shareholder service fees as provided in the respective Plans for such classes of shares and shall withhold and pay over to ASM its Allocable Portion of the contingent deferred sales charges for such shares within five days after the close of a calendar month or at such other similar or more frequent intervals.  Each provision of the last sentence of Section 4 of the Fund’s Class B and New Class X Distribution Plans (as in effect on the date hereof, together with related definitions) are incorporated by reference herein with the same force and effect as if set forth in this Agreement.  ASM’s Allocable Portion of the distribution fee and contingent deferred sales charges shall be 100% of such fee and charges until

ASM ceases to be the principal distributor of the Fund’s Shares; thereafter, the Allocable Portion shall be determined, and agreed upon between the Fund and the Distributor, in a manner that fairly allocates the distribution fee and contingent deferred sales charges among ASM and any successor distributors in proportion to the outstanding Shares attributable to their respective efforts.

The term “Allocable Portion” for purposes of this paragraph, shall mean the portion of  the distribution fee, shareholder servicing fee, and contingent deferred sales charges allocated to a Distributor in accordance with any allocation procedures to which the Company and such Distributor agree to and which fairly allocates the fees and charges among the Distributor and any other Distributors in proportion to the outstanding Class B and New Class X Shares attributable to their respective efforts.

Section 9.                                          Allocation of Expenses

The Company shall bear all costs and expenses of the continuous offering of Shares (except for those costs and expenses borne by ASM pursuant to a Plan and subject to the requirements of Rule 12b-1 under the Investment Company Act), including fees and disbursements of the Company’s counsel and auditors, in connection with the preparation and filing of any required Registration Statements and/or Prospectuses under the Investment Company Act or the Securities Act, and all amendments and supplements thereto, and preparing and mailing annual and periodic reports and proxy materials to shareholders (including but not limited to the expense of setting in type any such Registration Statements, Prospectuses, annual or periodic reports or proxy materials).  The Company shall also bear the cost of expenses of qualification of Shares for sale, and, if necessary or advisable in connection therewith, of qualifying the Company as a broker or dealer, in such states of the United States or other jurisdictions as shall be selected by the Company and ASM pursuant to Section 5.4 hereof, and the cost and expense payable to each such state for continuing qualification therein until the Company decides to discontinue such qualification pursuant to Section 5.4 hereof.

Section 10.            Indemnification

10.1         The Company agrees to indemnify, defend and hold ASM, its officers and directors and any person who controls ASM within the meaning of Section 15 of the Securities Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) which ASM, its officers, directors or any such controlling person may incur under the Securities Act, or under common law or otherwise, arising out of or based upon any untrue statement of a material fact contained in the Registration Statement or any Prospectus or arising out of or based upon any alleged omission to state a material fact required to be stated in either thereof or necessary to make the statements in either thereof not misleading, except insofar as such claims, demand, liabilities or expenses arise out of or are based upon such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished in writing by ASM to the Company for use in the Registration Statement or any Prospectus; provided, however, that this indemnity agreement shall not inure to the benefit of any such officer, director or controlling person unless a court of competent jurisdiction shall determine in a final decision on the merits, that the person to be indemnified was not liable by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations under this Agreement (disabling conduct), or, in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the indemnified person was not liable by reason of disabling conduct, by (a) a vote of a majority of a quorum of those directors (the “Qualified Directors”) who are neither “interested persons” of the Company as defined in Section 2(a)(19) of the Investment Company Act nor parties to the proceeding, or (b) written opinion of an independent legal counsel.  The Company’s agreement to indemnify ASM, its officers and directors and any such controlling person as aforesaid is expressly conditioned upon the Company’s being promptly notified of any action brought against ASM, its officers or directors or any such controlling person, such notification to be given by letter or telegram addressed to the Company at its principal business office.  The Company agrees promptly to notify ASM of commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issue and sale of any Shares.

10.2                           ASM agrees to indemnify, defend and hold the Company, its officers and Directors and any person who controls the Company, if any, within the meaning of Section 15 of the Securities Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending against such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) which the Company, its officers and directors or any such controlling person may incur under the Securities Act or under common law or otherwise, but only to the extent that such liability or expense incurred by the Company, its directors or officers or such controlling person resulting from such claims or demands shall arise out of or be based upon any alleged untrue statement of a material fact contained in information furnished in writing by ASM to the Company for use in the Registration Statement or any Prospectus or shall arise out of or be based upon any alleged omission to state a material fact in connection with such information required to be stated in the Registration Statement or any Prospectus or necessary to make such information not misleading.  ASM’s agreement to indemnify the Company, its officers and directors and any such controlling person as aforesaid, is expressly conditioned upon ASM’s being promptly notified of any action brought against the Company, its officers and directors or any such controlling person, such notification being given to ASM at its principal business office.

Section 11.            Duration and Termination of this Agreement

11.1         This Agreement shall become effective as of the date first above written and shall remain in force for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually by (a) the Board of Directors, or by the vote of a majority of the outstanding voting securities of the applicable class of Shares and/or Fund as required by the Investment Company Act, and (b) by the vote of a majority of the Qualified Directors cast in person at a meeting called for the purpose of voting upon such approval.

11.2                           This Agreement may be terminated with respect to any class of Shares offered by any Fund or to any Fund at any time, without the payment of any penalty, by vote of a majority of the Qualified Directors or by vote of a majority of the outstanding voting securities of the applicable class of Shares and/or Fund as required by the Investment Company Act, or by ASM, on sixty (60) days’ written notice to the other party.  This Agreement shall automatically terminate in the event of its assignment.

11.3                           The terms “affiliated person,” “assignment,” “interested person” and “vote of a majority of the outstanding voting securities,” when used in this Agreement, shall have the respective meanings specified in the Investment Company Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Section 12.                                   Amendments to this Agreement

This Agreement may be amended by the parties only if such amendment is specifically approved by a vote of (a) the Board of Directors, or by the vote of a majority of the outstanding voting securities of the applicable class of Shares and/or Fund as required by the Investment Company Act, and (b) the vote of a Qualified Directors cast in person at a meeting called for the purpose of voting on such amendment.

Section 13.                                   Separate Agreement as to Each Class of Shares and Fund

The amendment or termination of this Agreement with respect to any class of Shares or any Fund shall not result in the amendment or termination of this Agreement with respect to any other class of Shares or Fund unless explicitly so provided.

Section 14.                                   Governing Law

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Connecticut as at the time in effect and the applicable provisions of the Investment Company Act.  To the extent that the applicable law of the State of Connecticut, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year above written.

Strategic Partners Mutual Funds, Inc.

By:

American Skandia Marketing, Incorporated

By: